SAVVIS

A CenturyLink Company

EXHIBIT 10.2

Company Name: The Ultimate Software Group of Canada, Inc.,
MSA: MSA1296959

    Schedule: SCHED1296959-001

SAVVIS SERVICE SCHEDULE

1.Services/Rates. This Service Schedule ("Service Schedule") is made part of that certain Savvis Master Services Agreement of even date herewith (the "Agreement") by and between Savvis Communications Canada, Inc. and The Ultimate Software Group of Canada, Inc. ("Customer") and sets forth the terms generally applicable across all of the services provided hereunder ("Services"), as well as terms applicable only to specific Services as noted herein. Customer will pay all applicable rates and fees set forth in the relevant Service Order and/or Statement of Work ("SOW").

2.Term. Services have a minimum term which begins on the Billing Commencement Date ("BCD") and continues for the period set forth in the relevant Service Order or SOW (the "Initial Term"), at the conclusion of which, the Service will automatically renew for successive one month periods, unless terminated by either party in writing at least 60 days prior to the expiration of the then-current Service Term. The Initial Term and any renewal terms are collectively referred to as the "Service Term".

3.Separate Billing. Notwithstanding anything to the contrary in the Agreement, if Savvis partially installs or activates a Service, Savvis reserves the right to commence billing for such Service on a pro rata basis.
Notwithstanding anything to the contrary in the
Agreement, if a Service installation is delayed,
incomplete or is not usable by Customer through no fault of Savvis or its agents, Savvis will have the right to commence billing as installed and per the BCD.

4.Billing Commencement Date (BCD). The BCD for the Service is the earlier of (i) the date on which Customer uses (except during the Acceptance Period) the Service or (ii) the date Savvis notifies Customer in writing that the initial installation or a usable part thereof (such as a data circuit between two points or an individual data center installation on a multi-data center project) is complete, provided that, in the case of a completion of a usable part only, Customer will be billed only for such usable part. Customer shall have five (5) business days after such use or notification to notify Savvis of any deficiency ("Acceptance Period").
Such notice shall include a written description that specifically demonstrates the deficiency in Service to the reasonable satisfaction of Savvis. The Service shall be deemed accepted unless Customer provides

Savvis with notice to the contrary during the Acceptance Period. Upon timely notice to Savvis of a deficiency, (i) Savvis will remedy the Service deficiency and provide Customer notification of such remedy at which time a new Acceptance Period shall begin, and (ii) Savvis will delay billing until accepted in accordance with this provision.

5.Intellectual Property. Nothing in the Agreement or the performance thereof shall convey, license, or otherwise transfer any right, title, or interest in any intellectual property or other proprietary rights held by either party or its licensors. Savvis' intellectual property and proprietary rights include any skills, know-how, modifications or other enhancements developed or acquired in the course of configuring, providing, or managing the Service. Each party agrees that it will not, directly or indirectly, reverse engineer, decompile, reproduce or otherwise attempt to derive source code, trade secrets, or other intellectual property from any information, material, or technology of the other party or its licensors.

6.Equipment. If the Service includes access to or the use of equipment or software provided by Savvis or its licensors ("Savvis Equipment"), Customer: (a) will not assert any ownership interest whatsoever in the Savvis Equipment; (b) will not cause any liens, claims and encumbrances to attach to the Savvis Equipment; (c) shall protect and use all Savvis Equipment in accordance with the Agreement; and (d) reasonably cooperate with Savvis to allow installation, maintenance and, upon termination, removal of the Savvis Equipment. Unless otherwise set forth in the applicable SSG or Service Order, Customer is responsible for selecting, supplying, installing and maintaining any equipment used in connection with the Service and not provided by Savvis ("Customer Equipment") including any related applications, systems, or software.

SERVICE TYPE #1: COLOCATION SERVICES

Notwithstanding anything to the contrary in the MSA, Savvis may increase the rates associated with existing Colocation Service at any time after twelve months of the initial Installation Date for such Service, and no more than once every twelve· months, in order to pass through increases in such Service's underlying power facility costs and such increase shall be effective upon the date set forth in Savvis' written notice thereof to customer. The amount of any such rate increase shall be in proportion to the power utility cost increase approved by the applicable regulatory body.

Customer or Customer's employees,agents, contractors, or End Users who access any Savvis data center or other Savvis facility (a "Savvis Premises") on Customer's behalf ("Authorized Representatives") must be designated in writing. Customer, its Authorized    Representatives and all Customer Equipment and any related materials    used in connection with the Service shall comply with all data center operating policies (including the "Savvis Customer Handbook and    Information Guide" ("Customer Guide")), a current copy of which is located on www.SAVVISstation.com and which Savvis may change from time to time. If Savvis modifies its Customer Guide, except as required by law or regulation, or industry standard ("Customer Guide Change"L and the Service is materially and adversely affected by the Customer Guide Change, Customer may, within fifteen (15) business days of the date Savvis notifies Customer in writing of the Customer Guide Change ("Customer    Guide Change    Notice Period"), send written notice to Savvis indicating the Service affected and including details sufficient to demonstrate the adverse material effect on Customer ("Customer Guide Change Notice").     Savvis will, within thirty (30) days of receipt of the Customer Guide Change Notice, review the notice and notify Customer whether Savvis agrees or disagrees with Customer's assertion. If Savvis agrees that the Customer Guide Change materially and adversely affects the Customer use of Service, Customer Guide may agree to waive the applicability of the Customer Guide Change to Customer, provided that any such waiver shall not be made by Savvis until the parties execute an amendment to the Agreement setting forth the terms of the waiver. If Savvis does not agree to the waiver, Customer may thereafter accept such Customer Guide Change or, no later than five (5) business days from the date of Savvis' response, terminate the Services directly affected by the Customer Guide Change by written notice to Savvis, and Customer shall not be liable for the early termination charges. If Savvis reasonably believes that Customer is not in material compliance with this Section, Savvis will notify Customer thereof in writing and Customer shall remedy such non-compliance within 5 business days of receiving such notice, except in the case of threat of imminent harm or damage to Savvis, Customer or third party personnel, equipment, or Service or by order of competent legal authority; in which case any suspension shall be immediate, however Savvis shall provide immediate notice of any such suspension to Customer as soon as is reasonably practicable, and must reinstate the suspended service upon remedy of such non compliance . If Customer fails to remedy such non compliance within such period, then, notwithstanding any other rights in the MSA, Savvis may immediately
(i) suspend the Service and/or restrict Customer's access to the Savvis Premises for so long as deemed reasonably necessary by Savvis in good faith or (ii) terminate the affected Service if such non-compliance is recurring. Savvis may likewise restrict access to the Savvis Premises if Customer fails to timely cure any material breach of the Agreement.

Subject to the rest of this Section, Savvis may enter the space within a Savvis Premises specifically identified as available to Customer for the placement and operation of the Customer Equipment ("Customer Area") and/or access Customer Equipment only to the extent necessary to provide a Service or otherwise exercise its rights under the Agreement. If Customer Equipment needs to be moved to another area within the same Savvis Premises or to another Savvis Premises due to either Customer's requirements for additional space or upon mutual written agreement of the parties with such consent not unreasonably withheld, for Savvis' reasonable business needs, the parties will cooperate to complete and minimize the impact of the relocation. Savvis may temporarily store Customer Equipment pending its installation at a Savvis Premises ("Equipment Storage"). If Equipment Storage continues for more than 30 days, Savvis may return, at Customer's expense, the Customer Equipment. The risk of loss or damage for any Customer Equipment during any Equipment Storage shall be upon Customer other than as caused by the gross negligence or willful misconduct of Savvis. If any Authorized Representative or Customer Equipment presents any material risk of harm to
Savvis, its employees, agents, contractors, or customers, or the Savvis Premises, Customer shall, upon notice, take prompt action to eliminate such risk. If Customer fails to do so as soon as reasonably practical under the circumstances, or if there is risk of material and imminent harm, Savvis may, without prior notice or liability to Customer, take appropriate action itself, including accessing the Customer Area; provided, however, that Savvis will notify Custpmer of such action as soon as reasonably practicable. Neither party, nor its Authorized Representatives or its Equipment will cause personal injury or property damage at a Savvis Premise.

Customer shall within five (5) business days of the end of the Service Term: (a) remove all Customer Equipment and any ·other Customer property ("Customer Materials") from the Savvis Premises; and
(b) return the Customer Area to Savvis in the same condition as it was on the BCD, normal wear and tear excepted. If Customer fails to remove the Customer Materials within such period or if Customer has an outstanding balance at the end of the Service Term, Savvis may remove any Customer Materials (without liability) and either: (a) store it at Customer's expense until Customer remits all amounts owed (including storage expenses) or (b) ship such Customer Materials FOB Origin to Customer at Customer's last address of record.

Unless otherwise agreed in writing by Savvis, in its sole discretion, Customer shall only interconnect Customer

Equipment to the network services of Savvis, Savvis equipment or facilities or third party services made available through Savvis.

This is a service agreement and does not constitute a lease of any real or immovable property or create any rights as a tenant or any rights in real or immovable property. Customer has been granted only a license to occupy the Customer Area and use the Savvis Premises and any Savvis Equipment in accordance with the Agreement and agrees that this Schedule, to the extent it involves the use of space leased by Savvis, shall be subordinate to any lease between Savvis and its landlord(s). Customer hereby waives and releases any claims that it may have against the landlord(s) under any lease by Savvis with respect to any Customer Equipment or property located in the Savvis    Premises    demised    to .Savvis    by    such landlord(s). If the Savvis Premises becomes the subject of an expropriation or a taking by eminent domain by any authority having such power, Savvis shall have the right to terminate any or all of the affected Services without liability; provided, however, that Savvis will use commercially reasonable efforts to move Customer to another, comparable Savvis Premises prior to exercising such termination right. Savvis shall have the right to terminate any or all of the Services without liability of any kind on the earlier of (i) the expiration of or earlier termination of Savvis' underlying lease for the Savvis Premises, or (ii) expiration or earlier termination of this Service Schedule. Savvis hereby represents and warrants that the expiration date of any such underlying lease is later than the expiration of the Initial Term of the Agreement. The parties agree that any renewal of the Services shall be contingent on the election by Savvis, in its sole discretion, to continue to own or lease the Savvis Premises.

SERVICE TYPE #2: HOSTING SERVICES

If a particular Service does not require "installation", the BCD will be the date on which Savvis begins providing such Service.

SERVICE TYPE #3: NETWORK SERVICES

Savvis Equipment

If any Savvis Equipment will be located at a Customer premises or other non-Savvis location or facility ("Customer Site"), Customer agrees: (a) that it has and shall maintain all rights, authorizations and consents necessary to enable Savvis to install, operate and maintain the Savvis Equipment and Services at the Customer Sites; (b) that it shall, at its expense, provide secure, suitable space and environmental conditions, including power supply, at the Customer Sites as necessary for the installation, operation and maintenance of the Savvis Equipment and Service; (c) that, without the prior consent of Savvis, it shall not, and shall not permit others to, move, configure, tamper with, modify, restrict access to, or attempt to repair the Services, Savvis Equipment or network or interfere with the maintenance thereof; (d) that it bears the entire risk of loss, theft, destruction, or damage to the Savvis Equipment at Customer Sites, not' otherwise caused by the negligent acts of Savvis.

Local Access

If local access is ordered in connection with the Service, Savvis will order and administer such local access on Customer's behalf from the local access provider of Savvis' choice. Savvis reserves the right to change the local access provider in its sole and reasonable discretion Savvis will provide as much prior written notice to Customer as reasonably practicable give the circumstances.. If Customer acquires its own local access for use with the Service, Customer is solely responsible for coordination of all such local access and for any costs (including early termination fees) associated with such local access.

Local access will extend to the termination point of the local loop at the applicable Service Address ("Termination Point") but will not include customer provided equipment ("CPE"), Extended Wiring, inside wiring, or other equipment not maintained by Savvis at a Service Address. Any additional provisions required to connect the Termination Point to the Demarcation Point are the sole responsibility of Customer.

Customer is responsible for ariy Construction Charges and Extended Wiring Charges, as defined below and as set forth in a Service Order or SOW.

Definitions

"Construction Charges" means costs and other expenses that Savvis may incur in constructing facilities to extend Service to a Demarcation Point not covered by Extended Wiring, or other activities that may cause Savvis to incur expenses in connection with provisioning the Service (e.g., special arrangements of LEC facilities or equipment required to activate the Service).

"Demarcation Point" means the physical interface between    the Savvis Service and Customer's telecommunications equipment.

"Extended Wiring" means additional wiring required to be installed at a Service Address where Customer requests a Demarcation Point beyond the existing Termination Point of the local loop at the Service Address.

"Extended Wiring Charges" means costs and other expenses that Savvis may incur in connection with Extended Wiring.

"Service Address" means the building where Customer receives the Service.

SERVICE TYPE #4: PROFESSIONAL SERVICES

Professional Services purchased hereunder shall be more specifically identified in one or more Statements of Work ("SOW") executed by Customer and Savvis, each of which is incorporated herein by reference.

Monthly recurring charges for a Service will be billed in advance of the provision of Services. One-time charges, such as installation fees, time and materials fees, or travel expenses, as set forth in the applicable Service Order or SOW, will be billed in arrears. For avoidance of doubt, an exact amount for certain expenses such as travel expenses may not be available at the time that the SOW or Service Order is signed.

The termination of any Professional Service will not affect    Customer's obligations to pay for other Services. If Customer terminates all or part of a SOW prior to its BCD, Customer agrees to pay a cancellation fee of 25% of the affected fees set forth in the SOW plus those non-refundable out-of-pocket costs incurred by Savvis.

"Customer Technology" means the proprietary technology of Customer and its licensors, including Customer's Internet operations design, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world and alsb including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed by or for Customer during the term of a SOW. "Savvis Technology" means the proprietary technology of Savvis and its licensors, including services, software tools, hardware designs, algorithms[ software (in source and object forms), user interface designs, architecture, class libraries, report formats, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the wodd and also including any derivatives, improvements, enhancements or extensions of Savvis Technology conceived, reduced to practice, or developed by or for Savvis during the term of a SOW.

Except for the rights expressly granted in this Service Schedule, nothing herein or in ariy SOW shall transfer to Customer any Savvis Technology, or to Savvis any Customer Technology (collectively, "Technology"), and all right, title and interest in and to a party's Technology will remain solely with that party, its respective affiliates and their respective licensors. Notwithstanding anything to the contrary herein, neither party will be prohibited or enjoined at any time by the other party from utilizing any skills or knowledge acquired during the course of the Agreement, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of that party.

Subject to payment of all undisputed fees for a Deliverable (as defined in the applicable SOW), Savvis: (a) hereby assigns to Customer all right, title and interest Savvis may possess, including all intellectual property rights and moral rights, in such Deliverable provided by Savvis to Customer pursuant to the applicable SOW, excluding any Savvis Technology; and (b) · grants to Customer a non exclusive, non-transferable, royalty free license to use the Savvis Tech·nology incorporated into the Deliverable solely and exclusively as incorporated into and made part of the Deliverable as a whole. To the extent Customer, its employees or contractors participate in the creation of Savvis Technology, Customer, on behalf of itself, its employees and contractors, hereby assigns to Savvis all right, title and interest, including all intellectual property rights and moral rights, in and to such creation. Customer will obtain assignments from its employees and contractors as necessary to comply with this Section. Customer acknowledges that Savvis grants no other rights of license (including implied licenses or the right to sub-license) other than the express rights granted herein.

SERVICE TYPE #5: VIRTUAL PRIVATE DATA CENTER ("VPDC") SERVICES

The Parties agree that solely with respect to the VPDC Services (hereafter "VPDC Services") the following terms shall supplement the terms set forth elsewhere in the Agreement (including this Schedule) and in the event of a direct conflict with such terms, these VPDC terms shall govern with respect to the VPDC Services.

Service Order. "Service Order" means either: a service order request submitted on a form issued by Savvis and signed by Customer or the online order that Customer submits to Savvis via the SavvisStation
. portal that includes the type and details of the specific
VPDC Services ordered by Customer.

Portal. Customer may access the VPDC Services via the online SavvisStation portal or via a Savvis provided Application Programming Interface ("API"). Savvis may modify its portal or APis at any time, or may transition to new API's. Customer's use of the portal and any API Customer downloads from a Savvis website are governed by this Agreement or any license terms that may be included with the download.

Term. Unless otherwise agreed by the parties, individual VPDC Services will not have designated term periods. The VPDC Service is not subject to pre installation cancellation fees.

Termination. Customer may terminate any individual Service Order that is not subject to a minimum term commitment for any reason or no reason at all without liability for early termination charges. Customer must follow Savvis' termination procedures made available in the SavvisStation portal when terminating a VPDC
·Service. Savvis may modify a VPDC Service on ninety
(90) days prior written notice to Customer.

Charges. For VPDC Services not subject to a Service Term commitment or VPDC Services that have automatically renewed following expiration of an initial Service Term, Savvis may increase the applicable charges at any time on prior written notice, including posting to the SavvisStation portal. ·

Security. Given that Customer can self-provision and self-configure the VPDC Services and the Customer environment in ways that may reduce their security, notwithstanding anything else to the contrary in the Agreement, Customer acknowledges that it and not Savvis will be responsible for whether the VPDC Services and Customer environment are configured in a secure manner.

Authorization. Customer agrees that: (i) it will provide accurate and complete information as requested by Savvis in connection with its registration for the VPDC Services; and (ii) any registrants, users, or others placing orders for VPDC Service on its behalf have full legal capacity to do so and are duly authorized to do so and to legally bind Customer to the Agreement and all transactions conducted under Customer's account.

Third    Party Software. Customer represents and warrants that it will not use, and will not authorize any third party to .use, any software with the VPDC Services, including without limitation the Savvis APis, in any manner that may require, pursuant to any applicable license, that any Savvis VPDC Services, components thereof, or other intellectual property of Savvis or its licensors be (a) disclosed or distributed in source code form, (b) made available free of charge to recipients, or (c) modifiable without restriction by recipients. Additionally, Customer agrees to comply with the terms of any applicable third party software license used in connection with the VPDC Service to the extent such terms are made available to Customer in writing by Savvis.

Marketing. Nothwithstanding anything to the contrary elsewhere in the Agreement, Savvis does not have the right to use Customer's name, trademarks, or other proprietary identifying symbol in any medium for its marketing and publicity activities or otherwise without the prior written consent of Customer, in its sole discretion.

SLA Attachment. The SLA Attachment, as defined in the Agreement, applicable to the VPDC Service is available at www.savvis.com.

The undersigned parties have read and agree to the terms set forth in this Service Schedule and the applicable SSGs and SLA Attachments.

SAVVIS Communications Canada, Inc.

Name: /s/ James Parker
Title:
Date: 4/30/2013

The Ultimate Software Group of Canada, Inc.

Name: /s/ Robert Manne
Title: Vice President
Date: 3/28/2013